EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

The following is a list of subsidiaries of the Company as of June 30, 2005, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

NAME	WHERE INCORPORATED
Microsoft Global Finance Limited	Ireland
Microsoft General Management Company	Nevada, USA
Microsoft Capital Group, L.P.	Nevada, USA
Microsoft Ireland Operations Limited	Ireland
Microsoft Licensing, GP	Nevada, USA
Microsoft T-Holdings, Inc.	Nevada, USA
Round Island One Limited	Ireland
GraceMac Corporation	Nevada, USA
Flat Island Company Limited	Ireland
Microsoft Manufacturing B.V.	Netherlands
Microsoft Operations Pte Ltd	Singapore
Microsoft Company, Limited	Japan
Microsoft UKP Limited	United Kingdom
Microsoft E-Holdings, Inc.	Nevada, USA
Microsoft Regional Sales Corporation	Nevada, USA
Fidalgo Insurance Company	Vermont, USA
Microsoft Ireland Capital Limited	Ireland
Microsoft Holdings V, Inc.	Nevada, USA
Microsoft Investments, Inc.	Nevada, USA
Microsoft PF Holdings, BV	Netherlands
Microsoft Puerto Rico, Inc.	Delaware, USA
Microsoft Asia Island Limited	Bermuda